EXHIBIT 23.1
KPMG LLP
1900 Nashville City Center
511 Union Street
Nashville, TN 37219-1735
Consent of Independent Registered Public Accounting Firm
The Board of Directors
HealthSpring, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2008, with respect to the consolidated balance sheets of HealthSpring, Inc. and subsidiaries, as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the years then ended and for the ten-month period from March 1, 2005 (inception) to December 31, 2005, and the consolidated statements of income, members’ equity and comprehensive income, and cash flows of NewQuest, LLC and subsidiaries (Predecessor) for the two-months ended February 28, 2005, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of HealthSpring, Inc.
Our report on the consolidated financial statements refers to the adoption of FASB Statement No. 123(R), Share-based Payment, in 2006. Our report on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states that HealthSpring, Inc. acquired Leon Medical Centers Health Plans, Inc. (Leon) on October 1, 2007. Management excluded Leon’s internal control over financial reporting from its assessment of HealthSpring, Inc.’s internal control over financial reporting as of December 31, 2007. Our audit report on internal control over financial reporting of HealthSpring, Inc. also excluded an evaluation of internal control over financial reporting of Leon.
Nashville, Tennessee
May 23, 2008
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.